[Exhibit 23.3]




                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Apple Computer, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Apple Computer, Inc. of our report dated October 14, 1998, relating to the consolidated balance sheets of Apple Computer, Inc. and subsidiaries as of September 25, 1998 and September 26, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended September 25, 1998, and the related schedule, which report appears in the September 25, 1998, annual report on Form 10-K of Apple Computer, Inc.




/s/ KPMG LLP




Mountain View, California
July 7, 1999











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